UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2009
Toys “R” Us, Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification Number)
One Geoffrey Way, Wayne, New Jersey 07470
(Address of Principal Executive Offices, including Zip Code)
(973) 617-3500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
On October 15, 2009, Toys “R” Us, Inc.’s subsidiaries Toys “R” Us Europe, LLC (“Toys Europe”) and TRU Australia Holdings, LLC (“Toys Australia”) and certain of their respective subsidiaries (including Toys “R” Us (UK) Limited and other European and Australian affiliates) entered into a Syndicated Facility Agreement (the “Credit Facility”) with Deutsche Bank AG New York Branch, as Administrative Agent and Security Agent, Deutsche Bank AG, London Branch, as Facility Agent, Deutsche Bank AG New York Branch and Bank of America, N.A., as Co-Collateral Agents, and the other lenders party thereto, including Goldman Sachs Bank (Europe) PLC and Citibank, N.A. In connection with entering into the Credit Facility, Toys Europe repaid the entire outstanding balance of approximately £54 million under its existing £95 million/€145 million multi-currency revolving credit facilities, which were terminated.
The Credit Facility provides for a three-year £112 million senior secured asset-based revolving credit facility. Borrowings under the Credit Facility are subject, among other things, to the terms of a borrowing base derived from the value of eligible inventory and eligible accounts receivable of certain of Toys Europe’s and Toys Australia’s subsidiaries.
The terms of the Credit Facility include a customary cash dominion trigger requiring the cash of certain of Toys Europe’s and Toys Australia’s subsidiaries to be applied to pay down outstanding loans if availability falls below certain thresholds. The Credit Facility also contains a springing fixed charge coverage ratio of 1.10 to 1.00 based on the EBITDA and fixed charges of Toys Europe, Toys Australia and their subsidiaries.
Loans under the Credit Facility shall bear interest at a rate based on LIBOR/EURIBOR plus a margin of 4.00% for the first year and thereafter 3.75%, 4.00% or 4.25% depending on availability. A commitment fee accrues on any unused portion of the commitments at a rate per annum also based on usage.
Borrowings under the Credit Facility are guaranteed to the extent legally possible and practicable by Toys Europe, Toys Australia and certain of their material subsidiaries. Borrowings are secured by substantially all assets of Toys Europe, Toys Australia and the UK and Australian Obligors, as well as by share pledges over the shares of (and certain assets of) other material subsidiaries. The Credit Facility contains covenants that, among other things, restrict the ability of Toys Europe and Toys Australia and their respective subsidiaries to incur certain additional indebtedness, create or permit liens on assets, repurchase or pay dividends or make certain other restricted payments on capital stock, make acquisitions and investments or engage in mergers or consolidations. If an event of default shall occur and be continuing, the commitments under the Credit Facility may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed, may be declared immediately due and payable.
The foregoing description of the Credit Facility is qualified in its entirety by the Credit Facility, a copy of which is filed as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
On October 15, 2009, Toys Europe and Toys Australia entered into the Credit Facility, as more fully described in Item 1.01 of this report.
ITEM 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Syndicated Facility Agreement, dated as of October 15, 2009, among Toys “R” Us Europe, LLC, TRU Australia Holdings, LLC, Toys “R” Us (UK) Limited, Toys “R” Us Limited, Toys “R” Us (Australia) Pty Ltd, Toys “R” Us GmbH, Toys “R” Us SARL, Toys “R” Us Iberia, S.A., the other Obligors party thereto from time to time, the Lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Security Agent, Deutsche Bank AG, London Branch, as Facility Agent, and Deutsche Bank AG New York Branch and Bank of America, N.A., as Co-Collateral Agents.

Exhibit 99.1	Press Release of Toys “R” Us, Inc. dated October 16, 2009.

Signature
Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Toys “R” Us, Inc.
(Registrant)

Date: October 16, 2009	By:	/s/ F. Clay Creasey, Jr.

	Name:	F. Clay Creasey, Jr.
	Title:	Executive Vice President — Chief Financial Officer

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	Syndicated Facility Agreement, dated as of October 15, 2009, among Toys “R” Us Europe, LLC, TRU Australia Holdings, LLC, Toys “R” Us (UK) Limited, Toys “R” Us Limited, Toys “R” Us (Australia) Pty Ltd, Toys “R” Us GmbH, Toys “R” Us SARL, Toys “R” Us Iberia, S.A., the other Obligors party thereto from time to time, the Lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Security Agent, Deutsche Bank AG, London Branch, as Facility Agent, and Deutsche Bank AG New York Branch and Bank of America, N.A., as Co-Collateral Agents.

Exhibit 99.1	Press Release of Toys “R” Us, Inc. dated October 16, 2009.